Exhibit 99

MAY 6, 2005

PRESS RELEASE

Chairman Rodger W. Platt announced today that Cortland Bancorp earned $ 1.258 million during the first quarter of 2005, an increase of 10.25% from the $ 1.141 million earned during the first quarter a year ago. Earnings per share increased to $ 0.30 from the $ 0.28 earned in the same quarter last year. Total assets measured $ 442.1 million as of March 31, 2005, an increase of $ 5.3 million from the $ 436.8 million registered at March 31, 2004.

Mr. Platt noted that the Company’s risk management approach of moderate growth and strong capital provides investors with a conservative alternative. Capital ratios remain well above regulatory minimums, with equity capital continuing to represent more than 11% of assets. With investment securities representing 63.8% of customer deposit balances, assets when weighted for risk represent a very modest 54% of average total assets. During the first quarter of 2005, the Company provided a return on average shareholders’ equity of 10.1%, while generating a return on average assets of 1.14%. Quarterly cash dividends increased to $ 0.22 per share from $ 0.21 per share a year ago.

Core earnings, which exclude the gains on loans sold, investment securities sold or called, and certain other non recurring items, increased by 7.3% in the first quarter of 2005 when compared to the first quarter of 2004. Core earnings for the first quarter were $ 1.053 million in 2005 and $ 981,000 in 2004. Core earnings per share were $ 0.25 in the first quarter of 2005 as compared to $ 0.24 in 2004.

The stock trades on the NASDAQ OTC under the symbol CLDB.